NEWS RELEASE

Visteon Announces Departure of Chief Financial Officer
Colleen Myers appointed interim Chief Financial Officer

VAN BUREN TOWNSHIP, Mich., October 27, 2026 — Visteon Corporation (NASDAQ: VC) today announced that Jerome Rouquet, Senior Vice President and Chief Financial Officer, will leave the company effective November 30, 2026 to pursue other opportunities.

Visteon’s Board of Directors has appointed Colleen Myers, the company’s Vice President and Chief Accounting Officer, to serve as interim Chief Financial Officer effective upon Rouquet’s departure. The company has initiated a search for a permanent successor. Mr. Rouquet will work with Ms. Myers and Visteon’s leadership team through November 30 to support a smooth transition.

Ms. Myers has served as Visteon's Vice President and Chief Accounting Officer since January 2024. She joined Visteon in 2015 and has held several finance leadership roles, including Assistant Controller and Senior Manager of Reporting and Consolidations.

“On behalf of the Board and Executive Team, I would like to thank Jerome for his leadership and contributions to Visteon over the past six years,” said Sachin Lawande, President and Chief Executive Officer. “He has been a valued member of our leadership team, and we appreciate his service to the company. We wish him the very best in his future endeavors. Colleen brings extensive financial leadership experience and deep knowledge of Visteon. We are confident in her ability to lead the finance organization during this transition.”

“Leaving Visteon was a difficult decision, and I am grateful to Sachin, the Board and my colleagues for their partnership over the past six years,” Rouquet said. “I remain confident in Visteon’s direction, strategy and long-term success. The company is well positioned for its next phase, and I look forward to working closely with Colleen and the leadership team to ensure a smooth transition.”

The company has disclosed information about the transition in a Form 8-K filed with the Securities and Exchange Commission today.

About Visteon

Visteon (NASDAQ: VC) is advancing mobility through innovative technology solutions that enable a software-defined future. The company’s state-of-the-art product portfolio merges digital cockpit innovations, advanced displays, AI-enhanced software solutions, and integrated EV architecture solutions. With expertise spanning passenger vehicles, commercial transportation, and two-wheelers, Visteon partners with global OEMs to create safer, cleaner, and more connected journeys. Headquartered in Van Buren Township, Michigan, Visteon operates in 17 countries, with a global network of innovation centers and manufacturing facilities. For more information, visit visteon.com.

Visteon Contacts:

Media:
Media@Visteon.com
Investors:
Investor@visteon.com